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Exhibit C

LOCK-UP AGREEMENT

July 6, 2022

JEFFERIES LLC
COWEN AND COMPANY, LLC

As Placement Agents

Jefferies LLC
520 Madison Avenue
New York, NY 10022

Cowen and Company, LLC
599 Lexington Avenue
New York, NY 10022

Re:       Annexon, Inc. (the “Company”) — Private Placement

Ladies and Gentlemen:

OK-UThe undersigned understands that Jefferies LLC and Cowen and Company, LLC (collectively, the “Placement Agents”), propose to conduct a private placement (the “Placement”) of shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company and warrants to purchase Common Stock (the “Warrants” and together with the Shares and the shares of Common Stock underlying the Warrants, the “Securities”).

In consideration of the Placement Agents’ agreement to place the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Jefferies LLC and Cowen and Company, LLC, the undersigned will not, and will not cause any direct or indirect affiliate to, during the period beginning on the date of this letter agreement (this “Letter Agreement”) and ending at the close of business 60 days after the date of the definitive securities purchase agreement (the “Securities Purchase Agreement”) in connection with the Placement (such period, the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and securities which may be issued upon exercise of a stock option or warrant) (the “Other Securities” and together with the Common Stock, the “Lockup Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lockup Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any Lockup Securities, or publicly disclose the intention to undertake any of the foregoing (and, for the avoidance of doubt, the undersigned hereby waives any and all notice requirements and rights with respect to the registration of any securities pursuant to any agreement, instrument, understanding or otherwise, including any stockholders or registration rights agreement or similar agreement, to which the undersigned is a party or under which the undersigned is entitled to any right or benefit; provided, however, that such waiver shall apply only to the proposed Placement), in each case other than (A) the Securities to be sold by the undersigned pursuant to the Securities Purchase Agreement, (B) transfers of shares of Common Stock as a bona fide gift or gifts, (C) transfers or dispositions of shares of Common Stock to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (D) transfers or dispositions of shares of Common Stock to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or the immediate family of the undersigned, (E) transfers or dispositions of shares of Common Stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned, (F) distributions of shares of Common Stock to partners, members or stockholders of the undersigned, (G) transfers to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by, controlling or managing, or under common control with, the undersigned, and (H) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Common Stock and involving a Change of Control of the Company approved by the board of directors of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Common Stock owned by the undersigned shall remain subject to the restrictions contained in this Letter Agreement; provided that in the case of any transfer or distribution pursuant to clause (B), (C), (D), (E), (F) or (G), each transferee, donee or distributee shall execute and deliver to the Placement Agents a lock-up letter in the form of this Letter Agreement; and provided, further, that in the case of any transfer, disposition or distribution pursuant to clause (B), (C), (D), (E), (F) or (G), no filing by any party (donor, donee, transferor or transferee) under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period referred to above or the filing of a required Schedule 13F or 13G) and any such transfer or distribution shall not involve a disposition for value. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition (whether by the undersigned or someone other than the undersigned) or transfer of any economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Lockup Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. For purposes of this Letter Agreement, “Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 90% of total voting power of the voting stock of the Company. The undersigned further confirms that it has furnished the Placement Agents with the details of any transaction the undersigned, or any of its affiliates, is a party to as of the date hereof, which transaction would have been restricted by this Letter Agreement if it had been entered into by the undersigned during the Lock-Up Period.

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than a natural person, entity or “group” (as described above) that has executed a Letter Agreement in substantially the same form as this Letter Agreement, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.

    Furthermore, notwithstanding the restrictions imposed by this Letter Agreement, the undersigned may, without the prior written consent of Jefferies LLC and Cowen and Company, LLC, (1) exercise on a cash basis of any option to purchase shares of Common Stock granted under any stock incentive plan or stock purchase plan of the Company disclosed in the Company’s filings with the SEC, provided that the underlying shares of Common Stock shall continue to be subject to the restrictions on transfer set forth in this Letter Agreement, and provided, further, that any required filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (1) above and no other public announcement shall be required or shall be made voluntarily in connection with such transfer or surrender, (2) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act (each such plan, a “Trading Plan”) for the transfer of Common Stock, provided that such Trading Plan does not provide for any transfers of Common Stock during the Lock-Up Period, and provided, further, that no filing under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection therewith during the Lock-Up Period, (3) transfers or dispositions of shares of Common Stock under a Trading Plan that is existing as of the date hereof, provided that no filing under the Exchange Act or other public filing, report or announcement shall be voluntarily made during the Lock-Up Period, and to the extent a public announcement or filing under the Exchange Act, if any, is required to be made by or on behalf of the undersigned, such announcement or filing shall include a statement to the effect that such dispositions were made pursuant to such Trading Plan, (4) transfer or dispose of Securities acquired in the Placement or on the open market following the Placement, provided that no filing under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Lock-Up Period (other than a required filing on a Schedule 13F or 13G), (5) transfer or surrender to the Company shares of Common Stock (or any security convertible into Common Stock) (a) pursuant to a right of first refusal described in the Company’s filings with the SEC with respect to transfers of such shares of Common Stock or other securities, provided that no filing under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Lock-Up Period, or (b) to the Company for purposes of exercising or settling (including for the payment of tax withholdings due as a result of such exercise or settlement) on a “net exercise,” “net settlement” or “cashless” basis any equity award, provided such equity award was granted under a stock incentive plan or stock purchase plan of the Company described in the Company’s filings with the SEC, and provided, further, that no filing under Section 16 of the Exchange Act or other public filing, report or announcement shall be voluntarily made during the Lock-Up Period (other than a filing on a Form 5 made after the expiration of the Lock-Up Period referred to above), and if the undersigned is required to file a report under Section 16 of the Exchange Act during the Lock-Up Period, the undersigned shall clearly indicate in the footnotes thereto the nature and conditions of such transfer, and (6) transfer or dispose of Lockup Securities by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or other court order, provided that the recipient of such shares of Common Stock shall execute and deliver to the Placement Agents a lock-up letter in the form of this Letter Agreement, provided, further, that any required filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (6) above.

The undersigned acknowledges and agrees that the Placement Agents have not provided any recommendation or investment advice nor have the Placement Agents solicited any action from the undersigned with respect to the Placement of the Securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Placement Agents may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Placement, the Placement Agents are not making a recommendation to you to enter into this Letter

Agreement, and nothing set forth in such disclosures is intended to suggest that the Placement Agents are making such a recommendation.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned shall automatically be released from all obligations under this Letter Agreement if: (i) prior to the Placement, either the Company, on the one hand, or the Placement Agents, on the other hand, notifies the other in writing that it does not intend to proceed with the Placement; or (ii) July 31, 2022, in the event the Placement has not been conducted by such date.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Signature Page Follows]

Very truly yours,

Muneer A. Satter
Name of Security Holder (Print exact name)

By:	/s/ Muneer A. Satter
Signature

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

EEMENTGREEMENT